EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated January 22, 2015, with respect to the statement of condition including the related portfolio of Investment Grade Corporate Variable & Fixed Rate Trust, 3-6 Year Series 5 (included in Invesco Unit Trusts, Taxable Income Series 493) as of January 22, 2015, contained in Amendment No. 2 to the Registration Statement on Form S-6 (File No. 333-195726) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".


                                                          /s/ GRANT THORNTON LLP


New York, New York
January 22, 2015